Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 5, 2005, Quantum Corporation, a Delaware corporation (“Quantum”), completed its acquisition of all shares of Certance Holdings and its subsidiaries (“Certance”). The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed combined balance sheet as of December 26, 2004, and the unaudited pro forma condensed combined statements of operations for the nine months ended December 26, 2004 and the year ended March 31, 2004 are presented herein.

The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Quantum as of December 26, 2004 and Certance as of December 31, 2004.  The unaudited pro forma condensed combined statements of operations were prepared using the historical statements of operations of Quantum for the nine months ended December 26, 2004 and for the year ended March 31, 2004 and the historical statements of operations of Certance for the nine months ended December 31, 2004 and for the year ended July 2, 2004.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had been completed on December 26, 2004, and combines the unaudited condensed balance sheets of Quantum and Certance. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2004 and the nine months ended December 26, 2004 combine the historical results of Quantum and Certance and gives effect to the acquisition as if it had occurred on April 1, 2003.

The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Certance acquired in connection with the merger, based on their estimated fair values as of the completion of the merger. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Certance that exist as of the date of completion of the merger.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods.  The pro forma adjustments are based on preliminary information available at the time of the preparation of this document.  The unaudited pro forma condensed combined financial statements and the accompanying notes are based upon the respective historical consolidated and combined financial statements of Quantum and Certance.  They should be read in conjunction with the historical financial statements and related notes of Quantum, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Quantum’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2004 and Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as well as the historical consolidated financial statements and related notes of Certance, which are attached as Exhibit 99.1 and Exhibit 99.2 to Quantum’s Current Report on Form 8-K/A (Amendment No. 1) dated January 5, 2005 and filed with the Securities and Exchange Commission on March 9, 2005.

QUANTUM CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 26, 2004
(In thousands)

	Quantum	Certance	Pro Forma		Pro Forma
	Dec. 26, 2004	Dec. 31, 2004	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$261,862	$36,406	$(34,000)	A	$201,903
			(62,365)	J
Short-term investments	27,825	-	-		27,825
Accounts receivable, net	111,692	23,291	9,231	G	144,214
Inventories	48,315	21,620	1,847	D	71,782
Service Inventories	54,291	-	-		54,291
Deferred tax assets	27,520	2,676	(2,676)	E	27,520
Other current assets	26,797	3,952	3,008	H	33,757

Total current assets	558,302	87,945	(84,955)		561,292

Property and equipment, less accumulated depreciation	33,870	7,334	(3,197)	D	38,007
Purchased technology and other intangible assets, less accumulated amortization	47,675	-	20,815	F	68,490
Goodwill	45,690	-	-		45,690
Other long-term assets	6,414	2,595	(362)	E	8,647

Total long-term assets	133,649	9,929	17,256		160,834

	$691,951	$97,874	$(67,699)		$722,126

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61,288	$14,659	$-		$75,947
Accrued warranty	33,874	2,957	-		36,831
Short-term debt	1,511	-	-		1,511
Other accrued liabilities	97,356	9,564	1,909	C	107,907
			(922)	H

Total current liabilities	194,029	27,180	987		222,196

Long-term liabilities:
Deferred income taxes	27,111	-	-		27,111
Convertible subordinated debt	160,000	-	-		160,000
Other long-term liabilities	-	2,132	-		2,132

Total long-term liabilities	187,111	2,132	-		189,243

Commitments and contingencies

Stockholders’ Equity:
Capital stock and capital in excess of par value	259,089	43,935	(34,000)	A	259,089
			(9,935)	J
Retained earnings	51,722	24,627	(24,627)	J	51,598
			(124)	F

Total stockholders’ equity	310,811	68,562	(68,686)		310,687

	$691,951	$97,874	$(67,699)		$722,126

See accompanying notes to unaudited pro forma condensed combined financial statements.

QUANTUM CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 26, 2004
(In thousands, except per share data)

	Quantum 9 months ended	Certance 9 months ended	Pro Forma		Pro Forma
	Dec. 26, 2004	Dec. 31, 2004	Adjustments		Combined

Product revenue	$466,460	$110,967	$-		$577,427
Royalty revenue	87,668	20,011	-		107,679

Total revenue	554,128	130,978	-		685,106
Cost of revenue	384,040	90,019	2,214	F	476,273

Gross margin	170,088	40,959	(2,214)		208,833

Operating expenses:
Research and development	65,781	21,760	-		87,541
Sales and marketing	64,511	8,183	281	F	72,975
General and administrative	36,541	6,485	(200)	B	42,826
Special charges	10,227	-	-		10,227

	177,060	36,428	81		213,569

Income (loss) from operations	(6,972)	4,531	(2,295)		(4,736)
Interest and other income, net	6,501	496	(1,301)	I	5,696
Interest expense	(8,306)	-	-		(8,306)

Income (loss) before income taxes	(8,777)	5,027	(3,596)		(7,346)
Income tax benefit	(8,730)	(1,568)	-		(10,298)

Net income (loss)	$(47)	$6,595	$(3,596)		$2,952

Net income (loss) per share
Basic	$-	$0.33	N/A		$0.02
Diluted	$-	$0.31	N/A		$0.02

Weighted average common and common equivalent shares
Basic	180,744	20,000	N/A		180,744
Diluted	180,744	21,101	N/A		181,703

See accompanying notes to unaudited pro forma condensed combined financial statements.

QUANTUM CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2004
(In thousands, except per share data)

	Quantum 12 months ended	Certance 12 months ended	Pro Forma		Pro Forma
	Mar. 31, 2004	Jul. 2, 2004	Adjustments		Combined

Product revenue	$677,259	$207,199	$-		$884,458
Royalty revenue	131,125	18,378	-		149,503

Total revenue	808,384	225,577	-		1,033,961
Cost of revenue	556,725	159,469	2,953	F	719,147

Gross margin	251,659	66,108	(2,953)		314,814

Operating expenses:
Research and development	103,471	30,484	-		133,955
Sales and marketing	97,844	12,008	361	F	110,213
General and administrative	54,824	9,166	-		63,990
Special charges	15,212	1,097	-		16,309

	271,351	52,755	361		324,467

Income (loss) from operations	(19,692)	13,353	(3,314)		(9,653)
Interest and other income, net	8,917	737	(1,735)	I	7,919
Interest expense	(17,617)	-	-		(17,617)
Loss on debt extinguishment	(2,565)	-	-		(2,565)

Income (loss) before income taxes	(30,957)	14,090	(5,049)		(21,916)
Income tax provision	32,758	1,915	-		34,673

Net income (loss) from continuing operations	$(63,715)	$12,175	$(5,049)		$(56,589)

Net income (loss) per share from continuing operations
Basic	$(0.36)	$0.61	N/A		$(0.32)
Diluted	$(0.36)	$0.60	N/A		$(0.32)

Weighted average common shares
Basic	176,037	20,000	N/A		176,037
Diluted	176,037	20,317	N/A		176,037

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1:  Basis of Pro Forma Presentation

On January 5, 2005, Quantum Corporation (“Quantum”) acquired all of the issued and outstanding capital stock of Certance Holdings and its subsidiaries (“Certance”) from New Suez Acquisition Company (“New SAC”). The unaudited pro forma condensed combined balance sheet as of December 26, 2004 is based on historical balance sheets of Quantum as of December 26, 2004 and Certance as of December 31, 2004, and has been prepared to reflect the acquisition as if it had been consummated on December 26, 2004.

The unaudited pro forma condensed combined statement of operations for the nine months ended December 26, 2004 combines the historical results of operations of Quantum for the nine months ended December 26, 2004 and Certance for the nine months ended December 31, 2004 and have been prepared to reflect the acquisition as if it had occurred on April 1, 2003.  The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2004 combines the historical results of operations of Quantum for the year ended March 31, 2004 and Certance for the year ended July 2, 2004, and have been prepared to reflect the acquisition as if it had occurred on April 1, 2003.

The selected unaudited pro forma condensed combined financial information may not be indicative of the historical results that would have occurred had Quantum and Certance been combined during these time periods or the future results that may be achieved after the merger.

On a combined basis, there were no significant transactions between Quantum and Certance during the periods presented. There are no significant differences between the accounting policies of Quantum and Certance.

The pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had Quantum Corporation and Certance filed consolidated income tax returns during the periods presented. Certance was included in New SAC’s consolidated income tax returns. Income taxes in the condensed combined financial statements herein include income taxes calculated on a stand alone basis.

Note 2:  Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $62 million, including $60 million of cash proceeds and approximately $2 million of acquisition-related costs.

The purchase price for Certance was determined by arms-length negotiation between Quantum’s management and Certance’s former parent, New SAC, taking into account a number of factors, including the value of the assets, the historical and projected financial performance of Certance and the valuations of certain recently acquired companies with comparable businesses and financial performance.

Quantum prepared a preliminary purchase price allocation for the acquisition in the fourth quarter of fiscal year 2005 based on a preliminary valuation of intangible assets, inventory, and fixed assets. In addition, Quantum is in the process of finalizing its exit plans related to certain acquired entities and has recorded a liability based upon preliminary plans approved by Quantum’s management. Quantum expects that these items will be resolved by the end of the fourth quarter of fiscal year 2006. The estimated fair value of the net assets acquired exceeded the purchase price by approximately $36 million.  This excess was allocated as a pro rata reduction to fixed assets and intangible assets.

Below is a summary of the purchase price, assets acquired and liabilities assumed:

(In thousands)

Consideration:
Cash	$60,000
Acquisition related costs, primarily professional fees	2,365

$62,365

Assets acquired and liabilities assumed:	$65,355
Current assets	20,939
Purchased intangible assets (including in-process R&D of $0.1 million)	6,370
Other assets	(28,167)
Current liabilities	(2,132)
Long-term liabilities
$62,365

Identifiable intangible assets consist of:

(In thousands)
	Estimated Fair Value	Weighted Average Amortization Period	Estimated Annual Amortization

Purchased technology	$19,494	7 years	$2,953
Customer lists	1,280	4 years	320
Backlog	41	3 months	41
In-process R&D	124	-	-

	$20,939		$3,314

Quantum’s management has estimated that $0.1 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use.

Note 3:  Pro Forma Net Income (Loss) Per Share

The unaudited pro forma condensed combined statements of operations have been prepared as if the acquisition was completed as of April 1, 2003. The pro forma basic and diluted income per share are based on the weighted average number of shares of Quantum common stock and options (when dilutive, using the treasury stock method) outstanding during each period. The following table shows the adjusted pro forma combined basic and diluted shares at the end of the period presented:

(In thousands)
Quantum Weighted Average Shares

Shares used in per share calculations for the period ended March 31, 2004:
Basic and diluted	176,037

Shares used in per share calculations for the nine months ended December 26, 2004:
Basic	180,744
Diluted	181,803

Shares used in computing diluted loss per share for twelve months ended March 31, 2004 exclude common stock equivalents as their inclusion would be anti-dilutive due to the net losses incurred.

Note 4:  Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates which may change as additional information is obtained:

(A)	To record dividend distribution of $34 million to Certance’s shareholders prior to acquisition.
(B)	To remove merger related costs of $0.2 million incurred by Certance.
(C)	To record $1.9 million estimated exit plan costs related to the acquisition.
(D)

To adjust assets and liabilities to their estimated fair value, including $1.8 million for inventory and a decrease of $3.2 million for fixed assets. The cost of sales impact of the write-up of inventory to fair value has been excluded as it is a non-recurring item.

(E)	To remove $2.7 million for current and $0.4 million for non-current deferred tax assets of Certance. This is a non recurring adjustment.
(F)

To record $20.8 million for acquired intangible assets, and amortization thereon. The write-off of in-process-R&D of $0.1 million has been excluded as it is a non-recurring cost.  See Note 2 to unaudited pro forma condensed combined financial statements.

(G)	To record $9.2 million for fair value adjustment to royalty receivable for royalties due from Certance’s licensees.
(H)	To record adjustment to tax refund receivable of $3 million and income taxes payable of $0.9 million for option exercises prior to the close of merger.
(I)

To reduce estimated investment income due to lower cash / investment balances as a result of the cash payment by Quantum of $60 million and cash dividend distribution of $34 million by Certance, at an assumed interest rate of 1.8%

(J)	To remove the historical equity accounts of Certance and record the purchase price paid by Quantum